Exhibit 99.1

Tapestry, Inc. Delivers Record Q2 Revenue and EPS; Raises Fiscal 2024 EPS Outlook

  Delivered Revenue of $2.1 Billion, Representing 3% Growth Compared to the Prior Year

  Drove a Gross Margin Increase of 300 Basis Points Versus Last Year

  Grew Operating Profit by 7% on a Reported Basis and 14% on a Non-GAAP Basis

  Achieved Diluted EPS of $1.39 on a Reported Basis, Up 3% Versus Last Year, and $1.63 on a Non-GAAP Basis, Up 20% Versus Last Year

  Generated Robust Operating and Free Cash Flow of Over $800 Million, Above Prior Year

  Increased EPS Outlook for Fiscal Year 2024

Link to Download Tapestry’s Q2 Earnings Presentation, Including Brand Highlights

NEW YORK--(BUSINESS WIRE)--February 8, 2024--Tapestry, Inc. (NYSE: TPR), a house of iconic accessories and lifestyle brands consisting of Coach, Kate Spade, and Stuart Weitzman, today reported results for the fiscal second quarter ended December 30, 2023.

Joanne Crevoiserat, Chief Executive Officer of Tapestry, Inc., said, “Our second quarter results exceeded expectations, highlighting the power of brand building and disciplined execution. During the key holiday season, our passionate teams delivered for our customers, fueling brand magic through innovative product, engaging storytelling, and operational excellence. Importantly, we drove record revenue and EPS, while advancing our strategic agenda. Based on these results, we are raising our EPS outlook for the fiscal year.”

“Moving forward, we have an unwavering commitment to deliver sustainable growth and shareholder value. We will continue to put the consumer at the center of everything we do, building our brands for the future and harnessing our data-driven, customer engagement platform to enhance creativity, speed, and agility. We are confident in our vision and our ability to realize it, with significant runway for long-term growth.”

Tapestry, Inc. Financial & Strategic Highlights

Throughout the fiscal second quarter, the Company advanced its strategic priorities to:

Build Lasting Customer Relationships

  Drove customer engagement, acquiring approximately 2.5 million new customers in North America alone, of which about half were Gen Z and Millennials.

Power Global Growth

  Achieved International revenue growth of 12% at constant currency, with gains across key regions, including 19% in Greater China, 6% in Japan, 9% in Other Asia, and 11% in Europe;
  Delivered North America revenue in-line with the prior year, while driving gross and operating margin expansion;
  Realized adjusted earnings per diluted share growth of 20%, with each brand contributing to profit increases on a year-over-year basis;
  Generated robust operating and free cash flow of over $800 million, above prior year, and fueling the Company’s strategic growth agenda.

Deliver Compelling Omni-Channel Experiences

  Increased Direct-to-Consumer revenue by 4% at constant currency, including mid-single-digit growth in both stores and Digital, supported by the Company’s modern data and analytics platform;
  Maintained strong positioning in Digital, which represented approximately one-third of revenue;
  Opened new multi-brand Las Vegas fulfillment center, strengthening Tapestry’s omni-channel capabilities and positioning the Company to meet the needs of customers in a more sustainable and efficient manner.

Fuel Fashion Innovation and Product Excellence

  Delivered innovative assortments, including notable outperformance in new product and branding elements; fueled overall handbag AUR gains globally, driven by growth at Coach;
  Expanded gross margin by 300 basis points, benefiting from lower freight expense and operational outperformance, with each brand driving increases versus prior year;
  Maintained tight inventory control, ending the quarter with inventory levels 15% below the prior year, reflecting the Company’s focus on disciplined inventory management.

Overview of Fiscal 2024 Second Quarter Financial Results

  Net sales totaled $2.08 billion compared to $2.03 billion in the prior year period, representing growth of 3% on both a reported and constant currency basis. In the second quarter, FX represented a 40 basis point headwind to top-line growth.
  Gross profit totaled $1.49 billion, while gross margin was 71.6%, which reflected a benefit of 170 basis points from lower freight expense, as well as operational improvements. This compared to prior year gross profit of $1.39 billion, representing a gross margin of 68.6%.
  SG&A expenses totaled $1.05 billion and represented 50.2% of sales on a reported basis. On a non-GAAP basis, SG&A expenses totaled $1.02 billion and represented approximately 48.7% of sales. In the prior year period, SG&A expenses on both a reported and non-GAAP basis totaled $971 million, representing 47.9% of sales.
  Operating income was $448 million on a reported basis, while operating margin was 21.5%. On a non-GAAP basis, operating income was $476 million, while operating margin was 22.8%. This compares to reported and non-GAAP operating income of $418 million and a 20.6% operating margin in the prior year period.
  Net interest expense was $49 million on a reported basis, reflecting the incremental debt incurred related to the financing of the proposed acquisition of Capri Holdings Limited. On a non-GAAP basis, net interest expense was $5 million. This compared to net interest expense of $8 million in the prior year period on both a reported and non-GAAP basis.
  Other income was $5 million, primarily due to an FX gain associated with the movement of the U.S. Dollar within the quarter. This compared to other income of $7 million in the prior year period primarily related to an FX gain.
  Net income was $322 million, with earnings per diluted share of $1.39. On a non-GAAP basis, net income was $377 million, with earnings per diluted share of $1.63. In the prior year period, net income was $330 million, with earnings per diluted share of $1.36 on both a reported and non-GAAP basis. On a reported basis, the tax rate for the quarter was 20.0% or 20.8% on a non-GAAP basis. In the prior year period, the tax rate was 20.9% on both a reported and non-GAAP basis.

Balance Sheet and Cash Flow Highlights

  Cash, cash equivalents and short-term investments totaled $7.46 billion and total borrowings outstanding were $7.74 billion.
  Inventory of $825 million was below the prior year’s ending inventory of $976 million.
  Cash flow from operating activities for the second fiscal quarter was an inflow of $827 million compared to an inflow of $633 million in the prior year. On a year-to-date basis, cash flow from operating activities was an inflow of $902 million compared to an inflow of $462 million compared to the prior year. Free cash flow for the second fiscal quarter was an inflow of $804 million compared to an inflow of approximately $551 million in the prior year. On a year-to-date basis, free cash flow was an inflow of $858 million compared to an inflow of approximately $354 million compared to the prior year.
  CapEx and implementation costs related to Cloud Computing for the second fiscal quarter were $30 million versus $102 million a year ago. On a year-to-date basis, CapEx and implementation costs related to Cloud Computing were $59 million versus $149 million a year ago.

Dividend

The Company’s Board of Directors declared a quarterly cash dividend of $0.35 per common share payable on March 25, 2024 to shareholders of record as of the close of business on March 8, 2024.

In the fiscal year, Tapestry continues to expect to return approximately $325 million to shareholders through dividend payments for an anticipated annual dividend rate of $1.40 per share, an increase of 17% from prior year.

Acquisition of Capri Holdings Limited

On August 10, 2023, Tapestry, Inc. announced a definitive agreement to acquire Capri Holdings Limited, establishing a powerful global house of iconic luxury and fashion brands. This acquisition builds on Tapestry’s core tenets as consumer-centric brand-builders and disciplined operators, accelerating its strategic and financial growth agenda. The combination will:

  Expand the Company’s portfolio reach and diversification across consumer segments, geographies and product categories;
  Leverage Tapestry’s consumer engagement platform to drive direct-to-consumer opportunity;
  Unlock opportunity for significant cost synergies;
  Generate highly diversified, strong, and consistent cash flow;
  Power continued progress as a purpose-led, people-centered company; and,
  Create a path to deliver enhanced total shareholder returns.

Importantly, this transaction is expected to deliver strong double-digit EPS accretion on an adjusted basis and compelling ROIC. At the same time, the Company remains committed to achieving its stated target of a gross leverage ratio of below 2.5x debt/adjusted EBITDA within 24 months of transaction close through rapid debt paydown given the combined entity’s strong cash flow generation.

Since the prior quarter-end, the Company has made incremental progress towards transaction close:

  Tapestry continues to work toward receiving required regulatory approvals. As publicly announced by the regulator in January 2024, the State Administration for Market Regulation in China approved the transaction. Tapestry remains confident in the ability to complete the transaction, with a close expected in calendar 2024, consistent with prior expectations.
  In November 2023, the Company issued $6.1 billion in USD and EUR bonds, garnering high-quality interest from global fixed income investors; achieved all-in debt interest rate of 6.5%, including Tapestry’s existing debt, consistent with the Company’s expectations.
  Integration planning efforts continue to move forward with expected run-rate cost synergies of over $200 million to be achieved within three years of closing.

Non-GAAP Reconciliation

During the second fiscal quarter of 2024, Tapestry recorded certain items that decreased the Company’s pre-tax income by $72 million, net income by $54 million, and earnings per diluted share by approximately $0.24. These items relate to costs associated with the acquisition of Capri Holdings Limited, primarily financing charges and professional fees.

Please refer to Financial Schedules 3 and 4 included herein for a detailed reconciliation of the Company’s reported GAAP to non-GAAP results.

Financial Outlook

Tapestry now expects the following for Fiscal 2024, which replaces all previous guidance and is provided on a non-GAAP basis:

  Revenue of approximately $6.7 billion, representing an increase in the area of 1% on a reported basis and 2% on a constant currency basis;
  Net interest expense of approximately $20 million;
  Tax rate of approximately 20%;
  Weighted average diluted share count of approximately 233 million shares;
  Earnings per diluted share of $4.20 to $4.25, representing 8% to 9% growth compared to the prior year;
  Free cash flow of approximately $1.1 billion, excluding deal-related costs.

Please note this outlook assumes the following:

  No revenue or earnings contribution or deal-related costs related to the proposed acquisition of Capri Holdings Limited, which is expected to close in calendar 2024;
  No further appreciation of the U.S. Dollar; information provided based on spot rates at the time of forecast;
  A gradual recovery in Greater China;
  No material worsening of inflationary pressures or consumer confidence; and
  No benefit from the potential reinstatement of the Generalized System of Preferences (“GSP”).

Given the dynamic nature of these and other external factors, financial results could differ materially from the outlook provided.

Financial Outlook - Non-GAAP Adjustments:

The Company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP presented in this release and on the Company’s conference call because certain material items that impact these measures, such as the timing and exact amount of acquisition, financing, purchase accounting and integration-related charges and Company costs associated with the acquisition of Capri Holdings Limited have not yet occurred and cannot be reasonably estimated at this time. Accordingly, a reconciliation of the Company’s non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

Conference Call Details

The Company will host a conference call to review these results at 8:00 a.m. (ET) today, February 8, 2024. Interested parties may listen to the conference call via live webcast by accessing www.tapestry.com/investors or calling 1-866-847-4217 or 1-203-518-9845 and providing the Conference ID 4693119. A telephone replay will be available starting at 12:00 p.m. (ET) today for a period of five business days. To access the telephone replay, call 1-800-283-4641 or 1-402-220-0851. A webcast replay of the earnings conference call will also be available for five business days on the Tapestry website. In addition, presentation slides have been posted to the Company’s website at www.tapestry.com/investors.

Upcoming Events

The Company expects to report Fiscal 2024 third quarter results on Thursday, May 9, 2024.

To receive notification of future announcements, please register at www.tapestry.com/investors ("Subscribe to E-Mail Alerts").

About Tapestry, Inc.

Our global house of brands unites the magic of Coach, kate spade new york and Stuart Weitzman. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. We use our collective strengths to move our customers and empower our communities, to make the fashion industry more sustainable, and to build a company that’s equitable, inclusive, and diverse. Individually, our brands are iconic. Together, we can stretch what’s possible. To learn more about Tapestry, please visit www.tapestry.com. For important news and information regarding Tapestry, visit the Investor Relations section of our website at www.tapestry.com/investors. In addition, investors should continue to review our news releases and filings with the SEC. We use each of these channels of distribution as primary channels for publishing key information to our investors, some of which may contain material and previously non-public information. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Financial Outlook,” statements regarding long term performance, statements regarding the Company’s capital deployment plans, including anticipated annual dividend rates and share repurchase plans, and statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," “expectation,” “potential,” "intend," "estimate," "continue," "project," "guidance," "forecast," “outlook,” “commit,” "anticipate," “goal,” “leveraging,” “sharpening,” transforming,” “creating,” accelerating,” “enhancing,” “innovation,” “drive,” “targeting,” “assume,” “plan,” “progress,” “confident,” “future,” “uncertain,” “on track,” “achieve,” “strategic,” “growth,” “view,” “vision,” “we can stretch what’s possible,” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as the impact of economic conditions, recession and inflationary measures, the impact of the Covid-19 pandemic, risks associated with operating in international markets and our global sourcing activities, the ability to anticipate consumer preferences and retain the value of our brands, including our ability to execute on our e-commerce and digital strategies, the ability to successfully implement the initiatives under our 2025 growth strategy, the effect of existing and new competition in the marketplace, our ability to control costs, the effect of seasonal and quarterly fluctuations on our sales or operating results; the risk of cybersecurity threats and privacy or data security breaches, our ability to protect against infringement of our trademarks and other proprietary rights, the impact of tax and other legislation, the risks associated with potential changes to international trade agreements and the imposition of additional duties on importing our products, our ability to achieve intended benefits, cost savings and synergies from acquisitions including our proposed acquisition of Capri Holdings Limited (“Capri”), the anticipated impact of the proposed acquisition of Capri on the combined company’s business and future financial and operating results, the anticipated closing date for the proposed acquisition of Capri, the satisfaction of the conditions precedent to consummation of the proposed acquisition of Capri, including the ability to secure regulatory approvals on the terms expected, at all or in a timely manner, the impact of pending and potential future legal proceedings, and the risks associated with climate change and other corporate responsibility issues, etc. In addition, purchases of shares of the Company’s common stock will be made subject to market conditions and at prevailing market prices. Please refer to the Company’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

Schedule 1: Consolidated Statement of Operations

TAPESTRY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarter and Six Months Ended December 30, 2023 and December 31, 2022
(in millions, except per share data)

	(unaudited)		(unaudited)
	QUARTER ENDED		SIX MONTHS ENDED
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022

Net sales	$2,084.5	$2,025.4	$3,597.7	$3,531.9
Cost of sales	591.3	636.1	1,006.8	1,088.0
Gross profit	1,493.2	1,389.3	2,590.9	2,443.9
Selling, general and administrative expenses	1,045.6	971.1	1,890.1	1,771.4
Operating income (loss)	447.6	418.2	700.8	672.5
Interest expense, net	49.2	7.9	62.5	15.3
Other expense (income)	(4.7)	(6.6)	(3.3)	4.1
Income (loss) before provision for income taxes	403.1	416.9	641.6	653.1
Provision (benefit) for income taxes	80.8	87.0	124.3	127.9
Net income (loss)	$322.3	$329.9	$517.3	$525.2
Net income (loss) per share:
Basic	$1.41	$1.38	$2.26	$2.19
Diluted	$1.39	$1.36	$2.23	$2.14
Shares used in computing net income (loss) per share:
Basic	229.3	239.3	228.7	240.3
Diluted	231.7	243.3	232.0	245.0

Schedule 2: Detail to Net Sales

TAPESTRY, INC.
DETAIL TO NET SALES
For the Quarter and Six Months Ended December 30, 2023 and December 31, 2022
(in millions)
(unaudited)

	QUARTER ENDED
	December 30, 2023	December 31, 2022	% Change vs. FY23	Constant Currency % Change FY23

Coach	$1,541.9	$1,449.7	6%	7%
Kate Spade	460.4	490.3	(6)%	(6)%
Stuart Weitzman	82.2	85.4	(4)%	(3)%
Total Tapestry	$2,084.5	$2,025.4	3%	3%

	SIX MONTHS ENDED
	December 30, 2023	December 31, 2022	% Change vs. FY23	Constant Currency % Change FY23

Coach	$2,699.3	$2,569.0	5%	6%
Kate Spade	763.6	812.2	(6)%	(6)%
Stuart Weitzman	134.8	150.7	(11)%	(10)%
Total Tapestry	$3,597.7	$3,531.9	2%	3%

Schedules 3 & 4: Consolidated Segment Data and GAAP to Non-GAAP Reconciliation

CONSOLIDATED SEGMENT DATA, AND
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended December 30, 2023			For the Six Months Ended December 30, 2023
	Items Affecting Comparability			Items Affecting Comparability
	GAAP Basis (As Reported)	Acquisition Costs	Non-GAAP Basis (Excluding Items)	GAAP Basis (As Reported)	Acquisition Costs	Non-GAAP Basis (Excluding Items)

Gross profit
Coach	1,147.5	—	1,147.5	2,015.1	—	2,015.1
Kate Spade	294.4	—	294.4	493.3	—	493.3
Stuart Weitzman	51.3	—	51.3	82.5	—	82.5
Gross profit	$1,493.2	$—	$1,493.2	$2,590.9	$—	$2,590.9

SG&A expenses
Coach	619.2	—	619.2	1,115.5	—	1,115.5
Kate Spade	222.3	—	222.3	394.6	—	394.6
Stuart Weitzman	49.9	—	49.9	89.7	—	89.7
Corporate	154.2	28.3	125.9	290.3	47.9	242.4
SG&A expenses	$1,045.6	$28.3	$1,017.3	$1,890.1	$47.9	$1,842.2

Operating income (loss)
Coach	528.3	—	528.3	899.6	—	899.6
Kate Spade	72.1	—	72.1	98.7	—	98.7
Stuart Weitzman	1.4	—	1.4	(7.2)	—	(7.2)
Corporate	(154.2)	(28.3)	(125.9)	(290.3)	(47.9)	(242.4)
Operating income (loss)	$447.6	$(28.3)	475.9	$700.8	$(47.9)	748.7

Interest expense, net	49.2	44.1	5.1	62.5	50.8	11.7

Provision for income taxes	80.8	(18.0)	98.8	124.3	(23.0)	147.3
Net income (loss)	$322.3	$(54.4)	$376.7	$517.3	$(75.7)	$593.0
Net income (loss) per diluted common share	$1.39	$(0.24)	$1.63	$2.23	$(0.33)	$2.56
TAPESTRY, INC.
CONSOLIDATED SEGMENT DATA, AND
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended December 31, 2022	For the Six Months Ended December 31, 2022
	GAAP Basis (As Reported)(1)	GAAP Basis (As Reported)(1)

Gross profit
Coach	1,035.3	1,844.2
Kate Spade	302.1	509.9
Stuart Weitzman	51.9	89.8
Gross profit	$1,389.3	$2,443.9

SG&A expenses
Coach	582.1	1,051.8
Kate Spade	233.1	417.7
Stuart Weitzman	51.2	94.2
Corporate	104.7	207.7
SG&A expenses	$971.1	$1,771.4

Operating income (loss)
Coach	453.2	792.4
Kate Spade	69.0	92.2
Stuart Weitzman	0.7	(4.4)
Corporate	(104.7)	(207.7)
Operating income (loss)	$418.2	$672.5

Provision for income taxes	87.0	127.9
Net income (loss)	$329.9	$525.2
Net income (loss) per diluted common share	$1.36	$2.14

(1) There were no items affecting comparability in the second quarter and first six months of fiscal year 2023

Management utilizes non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales for the Company and each segment have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency net sales results by translating current period net sales in local currency using the prior year period’s currency conversion rate.

The segment operating income and supplemental segment SG&A expenses presented in the Consolidated Segment Data, and GAAP to non-GAAP Reconciliation Table above, as well as SG&A expense ratio, and operating margin, are considered non-GAAP measures. These measures have been presented both including and excluding acquisition costs for the second quarter and first six months of fiscal year 2024. In addition, segment Operating Income (loss), Net income (loss), and Net Income (loss) per diluted common share, have been presented both including and excluding acquisition costs for the second quarter and first six months of fiscal year 2024.

There were no items affecting comparability for the second quarter and first six months of fiscal year 2023.

The Company also presents free cash flow, which is a non-GAAP measure, Free cash flow is calculated by taking the “Net cash flows provided by (used in) operating activities” less “Purchases of property and equipment” from the Condensed Consolidated Statement of Cash Flows. The Company believes that free cash flow is an important liquidity measure of the cash that is available after capital expenditures for operational expenses and investment in our business. The Company believes that free cash flow is useful to investors because it measures the Company’s ability to generate or use cash. Once our business needs and obligations are met, cash can be used to maintain a strong balance sheet, invest in future growth and return capital to stockholders. Adjusted EBITDA is calculated as Net Income, excluding, Interest expense, Provision for income taxes, Depreciation and amortization, Cloud computing amortization costs, Share-based compensation and Items affecting comparability including Acquisition and Integration costs.

Schedule 5: Condensed Consolidated Balance Sheets

TAPESTRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At December 30, 2023 and July 1, 2023
(in millions)

	(unaudited)	(audited)
	December 30, 2023	July 1, 2023
ASSETS
Cash, cash equivalents and short-term investments	$7,462.3	$741.5
Receivables	245.6	211.5
Inventories	824.9	919.5
Other current assets	509.7	491.0
Total current assets	9,042.5	2,363.5
Property and equipment, net	539.2	564.5
Operating lease right-of-use assets	1,371.0	1,378.7
Other assets	2,862.7	2,810.1
Total assets	$13,815.4	$7,116.8
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$462.9	$416.9
Accrued liabilities	654.1	547.1
Current portion of operating lease liabilities	305.6	297.5
Current debt	25.0	25.0
Total current liabilities	1,447.6	1,286.5
Long-term debt	7,714.4	1,635.8
Long-term operating lease liabilities	1,294.7	1,333.7
Other liabilities	698.9	583.0
Stockholders' equity	2,659.8	2,277.8
Total liabilities and stockholders' equity	$13,815.4	$7,116.8

Schedule 6: Condensed Consolidated Statement of Cash Flows

TAPESTRY, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Six Months Ended December 30, 2023 and December 31, 2022
(in millions)

	(unaudited)	(unaudited)
	December 30, 2023	December 31, 2022
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net income (loss)	$517.3	$525.2
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	85.8	88.6
Other non-cash items	121.0	30.1
Changes in operating assets and liabilities	177.7	(181.5)
Net cash provided by (used in) operating activities	901.8	462.4

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
Purchases of property and equipment	(43.7)	(108.8)
Purchases of investments	(611.3)	(4.3)
Other items	—	193.7
Net cash provided by (used in) investing activities	(655.0)	80.6

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
Payment of dividends	(160.4)	(144.2)
Repurchase of common stock	—	(300.0)
Proceeds from issuance of debt, net of discount	6,089.5	—
Other items	(119.9)	(60.5)
Net cash provided by (used in) financing activities	5,809.2	(504.7)
Effect of exchange rate on cash and cash equivalents	51.0	2.1

Net (decrease) increase in cash and cash equivalents	6,107.0	40.4
Cash and cash equivalents at beginning of period	$726.1	$789.8
Cash and cash equivalents at end of period	$6,833.1	$830.2

Schedules 7 & 8: Store Count by Brand

TAPESTRY, INC.
STORE COUNT
At September 30, 2023 and December 30, 2023
(unaudited)

	As of			As of
Directly-Operated Store Count:	September 30, 2023	Openings	(Closures)	December 30, 2023
Coach
North America	330	2	(1)	331
International	604	10	(1)	613

Kate Spade
North America	204	1	—	205
International	192	3	(1)	194

Stuart Weitzman
North America	36	2	—	38
International	61	2	(2)	61
TAPESTRY, INC.
STORE COUNT
At July 1, 2023 and December 30, 2023
(unaudited)

	As of			As of
Directly-Operated Store Count:	July 1, 2023	Openings	(Closures)	December 30, 2023
Coach
North America	330	2	(1)	331
International	609	13	(9)	613

Kate Spade
North America	205	1	(1)	205
International	192	5	(3)	194

Stuart Weitzman
North America	36	2	—	38
International	57	7	(3)	61

Contacts

Tapestry, Inc.
Media:
Andrea Shaw Resnick
Chief Communications Officer
212/629-2618
aresnick@tapestry.com
Analysts and Investors:
Christina Colone
Global Head of Investor Relations
212/946-7252
ccolone@tapestry.com
Kelsey Mueller
212/946-8183
Investor Relations
kmueller@tapestry.com